EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147180, 333-147180-01, 333-147180-02, 333-147180-03, 333-147180-04 and 333-147180-05 on Form S-3 and 333-148024, 333-139384, 333-139383, 333-139382, 333-139380, 333-121344, 333-121343, 333-121342, 333-102306, 333-101291, 333-59134 and 333-37108 on Form S-8 of our report on the consolidated financial statements and financial statement schedules of MetLife, Inc., and subsidiaries (the “Company”) dated February 26, 2009 (except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as it relates to the effects of the retrospective application of accounting guidance adopted on January 1, 2009, relating to the presentation of noncontrolling interests, as described in Note 1 of the consolidated financial statements, as to which the date is June 12, 2009) (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company’s method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), which appears in this Current Report on Form 8-K, and our report, dated February 26, 2009, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 12, 2009